Exhibit 10.1

Execution Version

AMENDMENT NO. 1
TO
LOAN AND SECURITY AGREEMENT
This AMENDMENT NO. 1 to LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 14th day of December, 2012, by and between Pixelworks, Inc., an Oregon corporation (“Borrower”), and Silicon Valley Bank (“Bank”). Capitalized terms used herein without definition shall have the same meanings given in the Loan Agreement (as defined below).
Recitals
A.    Borrower and Bank have entered into that certain Loan and Security Agreement dated as of December 21, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower desires that Bank amend the Loan Agreement upon the terms and conditions more fully set forth herein. Subject to the representations, warranties and covenants of Borrower herein and upon the terms and conditions set forth in this Amendment, Bank is willing to so amend the Loan Agreement.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Amendments to Loan Agreement.

SECTION 1.01        Section 2.1.1 (Revolving Advances). Subsection (a) of Section 2.1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)    Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
Notwithstanding anything to the contrary contained in this Section 2.1.1(a), Advances may be made in excess of the Availability Amount (but not in excess of the Revolving Line then in effect) (such Advances referred to herein as “Nonformula Advances”) subject to the following terms and conditions: (i) such Nonformula Advances may be made solely during the last five (5) Business Days of any fiscal month or quarter, as the case may be, commencing with the month ending December 31, 2010; (ii) prior to any Nonformula Advance, the Borrower must provide (A) evidence satisfactory to Bank that it is in pro forma compliance in all respects with the financial covenants set forth in Section 6.7(a) of this Agreement and (B) a duly completed and executed Notice of Borrowing which requests such Nonformula Advance and directs the repayment of such Nonformula Advance within the time frame provided in clause (iv) herein, (iii) on the day of such Nonformula Advance, but no later than five (5) Business Days thereafter, the Borrower must provide a duly completed Borrowing Base Report, Deferred Revenue Report and a duly completed and executed Borrowing Base Certificate; provided, however, that the Borrower shall not be required to deliver the documentation required pursuant to this clause (iii) if the Borrower has repaid such Nonformula Advance within the time frame provided in clause (iv) herein; and (iv) the Borrower shall repay any and all Nonformula Advances on or before the fifth (5th) Business Day after the applicable fiscal month or quarter end. In the event that the Borrower shall fail to repay the principal amount of any Nonformula Advance as provided in this Section 2.1.1(a)(iii), such Advance shall be deemed an Advance that is not a Nonformula Advance and shall be subject to the terms and conditions of this Agreement, including, without limitation, the Availability Amount and the provisions set forth in Section 2.2.”
SECTION 1.02        Section 2.1.3 (Foreign Exchange Sublimit). Section 2.1.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.1.3    [Reserved.]”
SECTION 1.03        Section 2.1.4 (Cash Management Services Sublimit). Section 2.1.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.1.4    [Reserved.]”
SECTION 1.04        Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.2    Overadvances. If, at any time, the outstanding principal amount of any Advances plus the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.”
SECTION 1.05        Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)    Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, one quarter of one percentage point (.25%) above the Prime Rate and (ii) for LIBOR Advances, three percent (3%) above the LIBOR Rate. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
(b)    Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.
(c)    LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder. Subject to Sections 3.6 and 3.7 of the Loan Agreement as amended by Amendment No. 1, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
(d)    Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
(e)    Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.”
SECTION 1.06        Section 3.2 (Conditions Precedent to all Credit Extensions). Subsections (a) and (b) of Section 3.2 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“(a)    except as otherwise provided in Section 3.5(a) and, with respect to Nonformula Advances, Section 2.1.1(a), timely receipt of an executed Notice of Borrowing.
(b)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and”
SECTION 1.07        Section 3.5 (Procedures for Borrowing). Section 3.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)    Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement (including, without limitation, the conditions to the making of a Nonformula Advance set forth in Section 2.1.1(a)), an Advance shall be made upon Borrower's irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances are necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail a completed transaction report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.
(b)    On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.”
SECTION 1.08        Section 3.6 (Conversion and Continuation Elections). The following Section 3.6 is hereby added to the Loan Agreement:

“Section 3.6    Conversion and Continuation Elections.
(a)So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1)elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2)elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3)elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b)Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
(1)proposed Conversion Date or Continuation Date;
(2)aggregate amount of the Advances to be converted or continued;
(3)nature of the proposed conversion or continuation; and
(4)if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c)If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d)Any LIBOR Advances shall, at Bank's option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d).

(e)Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.”

SECTION 1.09     Section 3.7 (Special Provisions Governing LIBOR Advances). The following Section 3.7 is hereby added to the Loan Agreement:

“Section 3.7    Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a)    Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)    Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and 3.8(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A)the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein, over

(B)the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank's request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.
(d)        Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e)        LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank's option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.”
SECTION 1.10        Section 3.8 (Additional Requirements/Provisions Regarding LIBOR Advances). The following Section 3.8 is hereby added to the Loan Agreement:

“Section 3.8    Additional Requirements/Provisions Regarding LIBOR Advances.
(a)    Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii)imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
(b)    If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.8, Borrower shall not be required to compensate Bank pursuant to this Section 3.8(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank's intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.8(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.
(c)    If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make the

LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d)    If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.”

SECTION 1.11        Section 6.7 (Financial Covenants). Section 6.7(a) is amended and restated in its entirety as follows:

“(a)    Liquidity Coverage. A ratio of unrestricted cash and Cash Equivalents held at Bank and its Affiliates plus net Accounts to all Obligations of Borrower to Bank of not less than 1.50:1.00.”
SECTION 1.12        Section 12.8 (Survival). Section 12.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“12.8    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”
SECTION 1.13        Section 13.1 (Definitions). The following definitions are hereby: (a) to the extent already defined in Section 13.1 of the Loan Agreement, amended in their entirety to read as follows, and (b) to the extent not already defined in that Section, added to Section 13.1 of the Loan Agreement in alphabetical order as follows:

““Additional Costs” is defined in Section 3.8(a).”
““Amendment No. 1” means that certain Amendment No. 1 to the Loan and Security Agreement, dated as of December 14, 2012, by and between Pixelworks, Inc. and Silicon Valley Bank.”

““Authorized Signer” is any individual listed in Borrower's Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of Borrower.”
““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances minus (c) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve.”
““Borrowing Base” is $1,000,000 plus 80% of Eligible Accounts, as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”
““Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.”
““Cash Management Services” means Bank's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services indentified in Bank's various cash management services agreements.””
““Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.”
““Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.”
““Credit Extension” is any Advance, Letter of Credit, or any other extension of credit by Bank for Borrower's benefit.”
““Default Rate” is defined in Section 2.3(e).”
““FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.”
““Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.”
““Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR

Advance is converted into or continued as a LIBOR Advance, and ending on the date that is thirty, sixty or ninety days thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.”
““Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.”
““LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.”
““LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.”
““LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.”
““Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”
““Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5(a), substantially in the form of Exhibit B, with appropriate insertions.”

““Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit H, with appropriate insertions.”
““Parent” is defined in Section 3.8(b).”
““Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.”
““Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.”
““Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.”
““Revolving Line Maturity Date” is December 14, 2014.”
SECTION 1.14        Section 13.1 (Definitions). The following definitions in Section 13.1 of the Loan Agreement are deleted in their entirety:
“FX Business Day”
“FX Reduction Amount”
“FX Reserve”
“Payment/Advance Form”
“Settlement Date”
SECTION 1.15        Exhibit B of the Loan Agreement. Exhibit B of the Loan Agreement (Loan Payment/Advance Request Form) is deleted in its entirety and replaced with Exhibit B (Notice of Borrowing) attached hereto.

SECTION 1.16        Exhibit C of the Loan Agreement. Exhibit C of the Loan Agreement (Borrowing Base Certificate) is amended and restated in its entirety in the form of Exhibit C attached hereto.

SECTION 1.17        Exhibit D of the Loan Agreement. Exhibit D of the Loan Agreement (Compliance Certificate) is amended and restated in its entirety in the form of Exhibit D attached hereto.

SECTION 1.18        Exhibit H of the Loan Agreement. Exhibit H (Form of Notice of Conversion/Continuation), attached hereto, is hereby added to the Loan Agreement.

2.Limitation. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair Bank's right to demand strict performance of all terms and covenants as of any date. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

3.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

SECTION 3.01        Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default (which has not been waived) has occurred and is continuing;

SECTION 3.02        Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement;

SECTION 3.03        The organizational documents of Borrower remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

SECTION 3.04        The execution and delivery by Borrower of this Amendment and the performance by Borrower of the obligations under the Loan Agreement have been duly authorized;

SECTION 3.05        The execution and delivery by Borrower of this Amendment and the performance by Borrower of the obligations under the Loan Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

SECTION 3.06        The execution and delivery by Borrower of this Amendment and the performance by Borrower of the obligations under the Loan Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

SECTION 3.07        This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

4.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery of this Amendment by each party hereto and delivery of same to Bank, (b) payment by Borrower of all Bank Expenses (including all reasonable attorneys' fees and reasonable expenses) incurred through the date of this Amendment and (c) payment by Borrower of a fully earned, non-refundable commitment fee in the amount of $25,000.00.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:
PIXELWORKS, INC., an Oregon Corporation
By	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	VP & CFO

BANK:
SILICON VALLEY BANK
By	/s/ Greg Peterson
Name:	Greg Peterson
Title:	Relationship Manager